Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS

Ray Davis                                                                       Ron Farnsworth

President & CEO                                                            EVP/Chief Financial Officer

Umpqua Holdings Corporation                                          Umpqua Holdings Corporation

503-727-4101                                                                  503-727-4108

raydavis@umpquabank.com                                             ronfarnsworth@umpquabank.com

UMPQUA BANK COMPLETES ACQUISITION OF FINANCIAL PACIFIC HOLDING CORP

PORTLAND, Ore. – July 2, 2013 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, Inc., completed its acquisition of Financial Pacific Holding Corp. (FinPac), the parent company of Financial Pacific Leasing, LLC, on July 1, 2013. The Federal Way, Washington-based company, which provides leases and loans for business-essential commercial equipment, will now operate as a subsidiary of Umpqua Bank under the leadership of Cort O’Haver, executive vice president of commercial banking.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

About Financial Pacific Leasing (FinPac)

Financial Pacific Leasing is a commercial finance company that leases equipment to small businesses. The Company originates leases through a nationwide network of third-party originators. Financial Pacific’s average lease is approximately $25,000, and its portfolio is comprised of a diverse set of equipment types, including vehicles/trailers, medical equipment, computer systems, restaurant equipment and construction equipment.

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